Exhibit 10.1

JMP GROUP INC.

SUMMARY OF PERFORMANCE GOALS UNDER THE 2007 SENIOR EXECUTIVE BONUS PLAN

The Compensation Committee of the Board of Directors of JMP Group Inc. (the “Company”) established the performance goals for the fiscal 2007 bonus for the following named executive officers:

Joseph A. Jolson Carter D. Mack Craig R. Johnson Mark L. Lehmann Thomas B. Kilian

Under the 2007 Senior Executive Bonus Plan, each of the named executive officers will receive a bonus payment upon (i) the achievement by the Company of a compensation expense to revenue ratio of sixty percent (60%) or less for the fiscal year ending December 31, 2007, and (ii) the achievement of a certain performance target with respect to operating income for the fiscal year ending December 31, 2007. The performance targets describe above exclude compensation expense attributable to equity-based compensation granted prior to and in connection with the Company’s initial public offering. Any bonus payments under the 2007 Senior Executive Bonus Plan will be paid in one lump sum payment shortly after the end of the 2007 fiscal year.